UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 17, 2005

ARENA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE

000-31161

23-2908305

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6166 Nancy Ridge Drive, San Diego, California 92121
(Address of Principal Executive Offices) (Zip Code)

(858) 453-7200
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

In connection with the annual review of executive officers, on January 17, 2005, the Compensation Committee of the Board of Directors of Arena Pharmaceuticals, Inc. approved cash bonuses to Arena’s executive officers, including $50,000 to Jack Lief, President and Chief Executive Officer, $55,000 to Dominic P. Behan, Ph.D., Senior Vice President and Chief Scientific Officer, $41,000 to William R. Shanahan, Jr., M.D., Vice President, Chief Medical Officer, $35,000 to Steven W. Spector, Senior Vice President, General Counsel and Secretary, and $31,000 to Louis J. Scotti, Vice President, Marketing and Business Development. Mr. Lief was also awarded as part of his bonus options to purchase 24,350 shares of Arena’s common stock at an exercise price of $6.16 per share, which was equal to the fair market value of Arena’s common stock as determined under its equity compensation plan on the date of grant.

On the same date, the Compensation Committee also approved compensation of non-employee directors for 2005.  Effective January 1, 2005, the non-employee director compensation will be as follows:

Equity:

•                  New Directors: 25,000 options to purchase Arena’s common stock. The options are 10-year options with an exercise price equal to the fair market value of Arena’s common stock as determined under its equity compensation plan, vesting in equal annual installments over two years.

•                  Ongoing Directors: 10,000 options to purchase Arena’s common stock. The options are 10-year options with an exercise price equal to the fair market value of Arena’s common stock as determined under its equity compensation plan, vesting monthly over one year.

Unvested options terminate when the director ceases to be a director. Vested options terminate (i) three years after an involuntary termination or self-termination occurring with the permission of a majority of the board, death or disability or (ii) 90 days after the director ceases to be a director for reasons other than listed in (i).

Cash:

•                  Retainer: $20,000 annually, paid quarterly, subject to continuing service as a director.

•                  Prior to the beginning of any calendar year or, in the case of a new director, upon joining the board, each director can irrevocably elect to take 25%, 50%, 75% or 100% of his or her retainer for the following calendar year in equivalent options determined by dividing three times the retainer amount by the fair market value of Arena’s common stock. The options are 10-year options with an exercise price equal to the fair market value of Arena’s common stock as determined under its equity compensation plan, vesting monthly over one year.

•                  Meeting Attendance Fee:

•                  General:

•                  In-Person: $1,000

•                  Telephonic: $500

•                  Exceptions:

•                  Audit Chairperson Meeting Attendance Fee:

•                  In-Person: $3,000

•                  Telephonic: $1,500

•                  Other Chairperson Meeting Attendance Fee:

•                  In-Person: $2,000

•                  Telephonic: $1,000

The Board or Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to Arena in the recipient’s capacity as a director or committee member. A form of the stock option grant for non-employee directors is attached hereto as exhibit 10.1.

Item 5.02.                  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 17, 2005, the Board of Directors increased the size of Arena’s board to 10 directors and appointed Louis J. Lavigne, Jr., Executive Vice President and Chief Financial Officer of Genentech, Inc., as a director.  Mr. Lavigne is expected to be named to the Audit Committee and Strategy Committee.

Mr. Lavigne currently serves as Executive Vice President and Chief Financial Officer of Genentech, Inc., a biotechnology company, and is on the board of directors of LifeMasters Supported SelfCare, Inc., a disease management company, Kyphon Inc., a medical device company, and BMC Software, Inc., a provider of enterprise management solutions.  He also serves on Genentech’s Executive Committee, is Chairman of Genentech’s 401K Plan Committee and is responsible for Genentech’s Financial, Corporate Relations and Information Technology groups.  Mr. Lavigne joined Genentech in 1982 and was promoted to Controller in 1983.  He was promoted again to Vice President in 1986 and then named Chief Financial Officer in 1988.  In 1994, Mr. Lavigne was promoted to Senior Vice President and was later promoted to Executive Vice President in 1997.  Prior to his tenure at Genentech, Mr. Lavigne held various financial management positions with Pennwalt Corporation, a chemical and pharmaceutical company.  Mr. Lavigne holds a bachelor’s degree in business administration from Babson College, and a master’s degree in business administration from Temple University.

Item 7.01.                  Regulation FD Disclosure

Arena plans to release its financial results for the fourth quarter and full year of 2004 during the week of February 14, 2005.

Item 8.01                     Other Events

In connection with the annual review of all employees, on January 17, 2005, the Compensation Committee approved granting an aggregate of 749,450 options to purchase Arena's common stock, including an aggregate of 310,000 options to executive officers. All options have exercise prices of $6.16 per share.

Item 9.01.                  Financial Statements and Exhibits.

(c)	Exhibits.

10.1 Form of stock option grant for non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2005	Arena Pharmaceuticals, Inc., a Delaware corporation

	By:	/s/ Steven W. Spector
Steven W. Spector
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of stock option grant for non-employee directors.